                                                                 EXHIBIT (99)(c)

                      (FORM OF EXCHANGE AGENCY AGREEMENT)

                                 May ___, 1997


The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Ladies and Gentlemen:

     BARNETT BANKS, INC., a Florida corporation, as Depositor ("Barnett") and BARNETT CAPITAL III, a trust created under the laws of the state of Delaware (the "Trust"), hereby appoint THE FIRST NATIONAL BANK OF CHICAGO to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by Barnett and the Trust to exchange up to $250,000,000 aggregate liquidation amount of the Trust's Floating Rate Capital Securities due 2027 (the "New Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate liquidation amount of the Trust's outstanding Floating Rate Capital Securities due 2027 (the
"Old Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus dated May ___, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Capital Securities are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings assigned thereto in the Prospectus.

     The Exchange Offer is expected to be commenced by the Trust on or about __________, 1997. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Old Securities tendered in connection therewith and (ii) the book-entry transfer of Old Securities to the Exchange Agent's account.

     The Exchange Offer shall expire at 5:00 p.m. New York City time, on __________, 1997 or on such later date or time to which the Trust may extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to the Exchange Agent before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Trust expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange and Old Securities not theretofore accepted for exchange, based upon any conditions of the Exchange Offer described in the Prospectus. The Trust will give oral (to be confirmed in writing) or written notice of any for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof by waived except in writing signed by each party to be bound thereby.

11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by the Exchange Agent from Barnett and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto. Notwithstanding the foregoing, Paragraphs 2, 3, and 4 shall survive termination of this Agreement.

     Kindly indicate the Exchange Agent's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to Barnett a copy of this Agreement so signed, whereupon this Agreement and the Exchange Agent's acceptance shall constitute a binding agreement between the Exchange Agent, Barnett and the Trust.

                                       Very truly yours,

                                       BARNETT BANKS, INC.


                                       By:
                                          ---------------------------------
                                       Name:  Paris P. Thermenos
                                       Title: Treasurer


                                       BARNETT CAPITAL III


                                       By:
                                          ---------------------------------
                                       Name:  Paris P. Thermenos
                                       Title: Regular Trustee


                                       Accepted and agreed to as of
                                       the date first written above:

                                       THE FIRST NATIONAL BANK OF CHICAGO